SYNACOR, INC.
AMENDMENT TO CHANGE OF CONTROL SEVERANCE AGREEMENT
This is an agreement (the “Agreement”) between Synacor, Inc. (the “Company”) and George Chamoun (the “Executive”), dated as of September 10, 2013. Except as otherwise defined herein, capitalized terms used in this Agreement have the same definition as in the Change of Control Severance Agreement between the Executive and the Company (the “Severance Agreement”).
WHEREAS, the Executive and the Company have previously entered into the Severance Agreement; and
WHEREAS, the Executive and the Company desire to amend the Severance Agreement.
THEREFORE, the Executive and the Company agree as follows, in consideration of the services to be received from the Executive and the ongoing compensation to which the Executive will be entitled and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge:
(1)The second and third sentences of Section 1(a) of the Severance Agreement are replaced by the following language:
Such annual base salary shall be paid at the rate in effect at the time of the termination of employment and in accordance with the Company’s standard payroll procedures. Such annual target bonus amount shall be paid in approximately equal installments in the twelve (12) months following the date of the Executive’s termination in accordance with the Company’s standard payroll procedures. Both the base salary continuation payments and annual target bonus payments will commence within 60 days after the date of termination and, once they commence, will include any unpaid amounts accrued from the date of termination. However, if such 60-day period spans two calendar years, then the payments will in any event begin in the second calendar year.
(2)    The final sentence of Section 1(b) of the Severance Agreement is replaced by the following language:
In the event that the Company experiences a Change of Control during the Executive’s employment with the Company and the Executive is subject to an Involuntary Termination in connection with or within twelve (12) months following such Change of Control, the Company will pay the Executive an additional amount during the twelve (12) months following the Change of Control, paid in approximately equal installments and in accordance with the Company’s standard payroll procedures, equal to 100% of the cost of insurance premiums for group medical and dental coverage under the Company’s group

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health plan during such twelve (12) month period for the Executive (and, if applicable, the Executive’s spouse and other dependents) at the same level of coverage as on the date the Executive’s employment terminates, using the rates that are then in effect (the “Additional Payments”). The Additional Payments shall be paid at the same time and in the same manner as the Cash Severance described in Section 1(a) above. The Additional Payments may be used by the Executive for any purpose, including but not limited to the purchase of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(3)    The last sentence of Section 1(d) of the Severance Agreement is replaced by the following language:
The Executive must execute the release within the period set forth in the prescribed form, which period shall not be greater than 60 days after the Executive’s employment terminates. If the Executive fails to return the release on or before the deadline prescribed by the Company, or if the Executive revokes the release, then the Executive will not be entitled to the benefits described in Sections 1(a), 1(b) or 1(c) above.
(4)    Section 1(e) of the Severance Agreement is replaced by the following language:
(e)    Section 409A. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exceptions of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Executive has been determined by the Company to be a “specified employee” for purposes of Section 409A at the time of the Executive’s separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following the Executive’s separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the

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installments (if any) will be payable in accordance with their original schedule. To the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.
(5)    All other provisions of the Severance Agreement remain in effect as written.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SYNACOR, INC. By:/s/ Rachel McCabe Rachel McCabe Executive Director, Human Resources	EXECUTIVE /s/ George Chamoun George Chamoun

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